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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                               Three months ended      Nine months ended
                                Oct 3,     Oct 4,      Oct 3,     Oct 4,
                                1998       1997        1998       1997
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
  common shares outstanding   4,922,160   4,888,651   4,921,857   4,864,600

                              _________   _________   _________   _________
Total shares                  4,922,160   4,888,651   4,921,857   4,864,600
                              =========   =========   =========   =========

Net income (000's)           $      347  $      388  $    1,102  $    1,343
                              =========   =========   =========   =========
Earnings per share           $      .07  $      .08  $      .22  $      .28
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
  common shares outstanding   4,922,160   4,888,651   4,921,857   4,864,600

Common share equivalents
  from assumed exercise of
  options and warrants               --      17,280          --      17,280
                              _________   _________   _________   _________
Total shares                  4,922,160   4,905,931   4,921,857   4,881,880
                              =========   =========   =========   =========

Net income (000's)           $      347  $      388  $    1,102  $    1,343
                              =========   =========   =========   =========
Earnings per share           $      .07  $      .08  $      .22  $      .28
                              =========   =========   =========   =========

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